Exhibit 2.1

Certain confidential information contained in this document, marked by [***], has been omitted pursuant to Regulation S-K, Item 601(b) because the registrant has determined that the omitted information (i) is not material and (ii) is the type that the registrant treats as private or confidential.

Dated 2 January 2026

between

PA CONSULTING GROUP LIMITED

as Company

and

THE SEVERAL PERSONS WHOSE NAMES ARE SET OUT IN SCHEDULE 1

as Stakeholder Representatives

and

JACOBS UK HOLDINGS LIMITED

as Purchaser

and

JACOBS SOLUTIONS, INC.

as Parent

IMPLEMENTATION DEED

i

THIS DEED is made on 2 January 2026 between the following parties:

(1)

PA CONSULTING GROUP LIMITED, a company incorporated in England and Wales with registered number 13035335 whose registered office is at 10 Bressenden Place, London, United Kingdom, SW1E 5DN (the “Company”);

(2)	THE PERSONS whose names and addresses are set out in Schedule 1 (together, referred to as the “Stakeholder Representatives” and, individually, as a “Stakeholder Representative”);

(3)	JACOBS UK HOLDINGS LIMITED, a company incorporated in England and Wales with registered number 4420029 whose registered office is at Cottons Centre, Cotton Lane, London SE1 2QG (the “Purchaser”); and

(4)

JACOBS SOLUTIONS, INC. a company duly incorporated and existing under the laws of Delaware whose registered office is at 1999 Bryan Street, Suite 3500, Dallas, Texas, United States of America (the “Parent”),

each, a “Party” and, together, the “Parties”.

WHEREAS:

(A)	The Parties have reached an agreement on the terms of the Acquisition (as defined below) and now intend to implement the Acquisition in accordance with the terms set out in the Transaction Documents.

(B)	The Acquisition is to be effected, in part, by means of a scheme of arrangement under Part 26 of the Companies Act 2006 on the terms and subject to the conditions set out in the Scheme Circular.

(C)	This Deed sets out the agreement between the Parties as to how the Acquisition and the Scheme will be implemented.

IT IS AGREED as follows:

1.	INTERPRETATION

In this Deed, unless the context otherwise requires, the provisions in this Clause 1 apply:

1.1	Definitions

“A Ordinary Shares” means the A ordinary shares of £0.01 each in the capital of the Company, having the rights set out in the Articles;

“Acquisition” means the proposed acquisition by the Purchaser of:

(a)	the Scheme Shares pursuant to the Scheme; and

(b)	the Private Treaty Shares pursuant to the Private Treaty SPA;

“Acquisition Ordinary Shares” means all of the Scheme Ordinary Shares and all of the Private Treaty Ordinary Shares;

“Acquisition Preference Shares” means all of the Scheme Preference Shares and all of the Private Treaty Preference Shares;

“Acquisition Shares” means together, all of the Acquisition Ordinary Shares and all of the Acquisition Preference Shares;

“Additional Leavers” has the meaning given in the Private Treaty SPA;

“Affiliate” of any person means any person who or which, directly or indirectly, controls, or is controlled by, or is under common control with such person and “control” (together with its correlative meanings, “controlled by” and “under common control with”) means with respect to any other person, the possession, directly or indirectly, of power to direct or cause the direction of management or policies of such person (whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise);

“Agreed Terms” means, in relation to a document, such document in the terms agreed between the Parties and signed by or on behalf of the Parties or exchanged via email identifying such document as the agreed terms by or on behalf of the Parties with such alterations as may be agreed in writing between the Parties from time to time;

“Announcement” means the announcement in the Agreed Terms relating to the Acquisition;

“Articles” means the articles of association of the Company from time to time;

“B Ordinary Share Closing Value” has the meaning given to it in Clause 5.5.2;

“B Ordinary Share Percentage” means 0.2625 divided by 0.5125 expressed as a percentage (being approximately 51.22%);

“B Ordinary Shares” means the B ordinary shares of £0.01 each in the capital of the Company, having the rights set out in the Articles;

“Business Day” means a day which is not a Saturday, a Sunday or a public holiday in London, England or Dallas, Texas;

“C Ordinary Share Closing Value” has the meaning given to it in Clause 5.5.1;

“C Ordinary Share Percentage” means 0.25 divided by 0.5125, expressed as a percentage (being approximately 48.78%);

“C Ordinary Shares” means the C ordinary shares of £0.01 each in the capital of the Company, having the rights set out in the Articles;

“Cash Shareholders” means any Scheme Shareholder who is entitled to Closing Share Consideration of less than £901.80;

“Closing Allocation Table” has the meaning given to it in Clause 7.1.2;

“Closing Cash Consideration” means the aggregate amount of the Consideration to be settled in cash upon the Scheme becoming Effective and the Private Treaty SPA completing in accordance with its terms;

“Closing Schedule” has the meaning given to it in Clause 7.1.1;

“Closing Share Consideration” means the aggregate amount of the Consideration to be settled (whether directly or indirectly through any exchange or reinvestment mechanism set out in the Scheme and/or the Private Treaty SPA) by the issue of shares of Parent Stock upon the Scheme becoming Effective and the Private Treaty SPA completing in accordance with its terms. For the avoidance of doubt, this amount does not include the Deferred Consideration Shares Value;

“Company Scheme Documents” means those Scheme Documents marked as being the responsibility of the Company in the ‘Project Cedar Workplan’ in the Agreed Terms;

“Competing Proposal” means any bona fide offer, proposal, expression of interest, scheme or other transaction (whether proposed by any Group Company or otherwise) relating to the acquisition by a third party of all or any substantial part of either the Group or the assets and business of the Group (whether by share or asset sale or any synthetic or derivative transaction or otherwise);

“Conditions” has the meaning given to it in Clause 6.1;

“Connected Person” means, in relation to each Stakeholder Representative:

(a)	a member of that person’s family (within the meaning of section 253 of the Companies Act 2006); and

(b)	a company which that person controls (within the meaning of section 435(10) of the Insolvency Act 1986), but excluding each member of the Group;

“Consideration” has the meaning given to it in Clause 5.2;

“Convening Hearing” means the Court hearing at which the Company seeks permission to convene the Court Meeting;

“Court” means the High Court of Justice in England and Wales;

“Court Hearing” means the Court hearing at which the Company seeks sanction of the Scheme;

“Court Meeting” means the meeting (and any adjournment thereof) of Scheme Shareholders convened pursuant to an order of the Court under Part 26 of the Companies Act 2006 to consider and, if thought fit, approve the Scheme;

“Court Order” means the order of the Court, made at the Court Hearing, sanctioning the Scheme under Part 26 of the Companies Act 2006;

“Deferred Consideration Percentage” means, in relation to any Seller, the proportion, expressed as a percentage, that (a) the Ordinary Share Consideration attributable to such Seller pursuant to the Acquisition, individually, bears to (b) the Ordinary Share Consideration attributable to all Sellers pursuant to the Acquisition, collectively;

“Deferred Consideration Shares” means such number of shares of Parent Stock with an aggregate value equal to the Deferred Consideration Shares Value (converted into USD at the prevailing exchange rate applicable by reference to the average spot rate of exchange as published by Bloomberg for the date that is five trading days preceding the second anniversary of the Effective Date), calculated on the basis of the Parent 10 Day VWAP (and rounded down to the nearest whole stock);

“Deferred Consideration Shares Value” means an amount equal to (a) £75,000,000; less (b) the Deferred Fee;

“Deferred Fee” means the fee payable by the Company to Goldman Sachs International upon and in connection with the settlement of the deferred element of the Consideration in accordance with the terms of the engagement letter with Goldman Sachs International in relation to the transactions contemplated by the Transaction Documents;

“Directors” means the board of directors of the Company;

“Disclosed Seller Transaction Costs” means the Seller Transaction Costs in the amounts included in the Closing Schedule;

“Disputed Leakage Matters” has the meaning given to it in Clause 9.5;

“EBT Loan Interest Accrual” means an amount equal to £18,838 multiplied by the number of calendar days from (but excluding) the Locked Box Date to (and including) the Effective Date;

“EBT Trustee” means Apex Financial Services (Trust Company) Limited in its capacity as trustee of the PA 2004 ESOP, registered in Jersey with number 58034 with its registered office at PO Box 532, St Helier, Jersey JE4 5UW;

“Effective” means the Scheme having become effective in accordance with its terms;

“Effective Date” means the date on which the Scheme becomes Effective;

“Effective Time” means the time on the Effective Date at which the Scheme becomes Effective;

“Excluded Ordinary Shares” means (i) all A Ordinary Shares, and (ii) all those B Ordinary Shares and C Ordinary Shares held by the Private Treaty Shareholders;

“Excluded Preference Shares” means all the Preference Shares held by (i) the Investor and (ii) the Private Treaty Shareholders;

“Expert” has the meaning given in paragraph 1 of Schedule 3;

“Governmental Entity” means any supra national, national, state, municipal or local government (including any subdivision, court, administrative agency or commission or other authority thereof) or any quasi governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi governmental authority, including the European Union;

“Group” means the Group Companies, taken as a whole;

“Group Companies” means the Company and each of its subsidiaries and “Group Company” means any one of them;

“Identified Leavers” means those individuals identified as such in the Signing Allocation Table;

“Investment Agreement” means the shareholders’ agreement dated 27 November 2020 (as amended from time to time) between, amongst others, the Investor, the Initial Stakeholder Representatives (as defined therein) and the Company, relating to the Company;

“Investor” means Jacobs Engineering Group, Inc., a company duly incorporated and existing under the laws of Delaware whose registered office is at 1999 Bryan Street, Suite 3500, Dallas, Texas, United States of America;

“Irrecoverable VAT” means any amount paid in respect of VAT which is not recoverable as input tax by a person or the representative member of any VAT group of which it forms part, subject to that person or representative member using reasonable endeavours to recover such amount of VAT;

“Irrevocable Undertaking and Restrictive Covenant Agreement” means the form of irrevocable undertaking and restrictive covenant agreement, in the Agreed Terms, to be entered into by (amongst others) each of the Stakeholder Representatives and certain other Group employees on or around the date of this Deed;

“IURCA Signatories” means those individuals identified as such in a document exchanged between the Purchaser and the Stakeholder Representatives in the Agreed Terms;

“Jacobs Rollover Notes” means, as applicable:

(a)	the loan notes to be issued by Jacobs Europe Holdco Limited pursuant to a loan note instrument to be entered into by Jacobs Europe Holdco Limited on or around the Effective Date;

(b)	the loan notes to be issued by Jacobs NL Holdings BV pursuant to a loan note instrument to be entered into by Jacobs NL Holdings BV on or around the Effective Date;

(c)	the loan notes to be issued by Jacobs Engineering Inc. pursuant to a loan note instrument to be entered into by Jacobs Engineering Inc. on or around the Effective Date; and

(d)	the loan notes to be issued by Jacobs Engineering Group Inc. pursuant to a loan note instrument to be entered into by Jacobs Engineering Inc. on or around the Effective Date;

“Jacobs Standalone Group” means the Parent and each of its Affiliates excluding each Group Company;

“Leakage” means:

(a)

any dividend or distribution or other return of capital declared, paid or made or agreed to be paid or made, by any Group Company to or on behalf of or for the benefit of a Seller or any Connected Person of a Seller;

(b)

any payments made (including bonuses and loan repayments), or agreed to be paid by or on behalf of any Group Company to or on behalf of or for the benefit of a Seller or any Connected Person of a Seller;

(c)	any assets transferred or agreed to be transferred by or on behalf of any Group Company to or on behalf of or for the benefit of a Seller or any Connected Person of a Seller;

(d)

any liabilities assumed, indemnified or incurred or agreed to be assumed, indemnified or incurred (including under any guarantee, indemnity or other security) by or on behalf of any Group Company (including, for the avoidance of doubt, any liabilities indemnified by a Group Company in connection with the Acquisition) to or on behalf of or for the benefit of a Seller or any Connected Person of a Seller;

(e)	the waiver of, or agreement to waive, by or on behalf of any Group Company, any amount owed to that Group Company by a Seller or any Connected Person of a Seller;

(f)	any Seller Transaction Costs; and

(g)

any Tax or amount in respect of Tax payable by any Group Company (or which would have been payable by any Group Company but for the use of a Tax relief) as a consequence of any of the matters referred to in paragraphs (a) to (e) above (except if and to the extent that such Tax has been or will be recovered from or reimbursed by some other person (other than a Group Company or a member of the Purchaser’s Group)), in each case (i) net of the net present value at the date of the Leakage of any Tax relief available to any Group Company in respect of any matter giving rise to Leakage; (ii) net of any amount in respect of VAT which is not Irrecoverable VAT; and (iii) excluding any Permitted Leakage;

“Leakage Notice” has the meaning given to it in Clause 9.4;

“Leakage Proportion” means, in relation to any Seller, the proportion that (a) the Ordinary Share Consideration attributable to such Seller pursuant to the Acquisition, individually, bears to (b) the aggregate Ordinary Share Consideration attributable to all Sellers pursuant to the Acquisition, collectively;

“Leavers” means together the Identified Leavers and the Additional Leavers;

“Locked Box Accounts” means the balance sheet for the Group prepared as at the Locked Box Date in the Agreed Terms;

“Locked Box Date” means 27 June 2025;

“Lockup Period” means the period beginning on the Effective Date and ending on the one year anniversary of the Effective Date;

“Long Stop Date” means 29 May 2026 or such other date as the Stakeholder Representatives and the Purchaser may agree in writing;

“Losses” means all losses, liabilities, costs (including legal costs and experts’ and consultants’ fees), charges, expenses, actions, proceedings, claims and demands;

“Notice” has the meaning set out in Clause 17.11.1;

“Notional Interest Payment” means an amount equal to £472,553.00 multiplied by the number of calendar days from (but excluding) the Locked Box Date to (and including) the Effective Date;

“NSI Act” means the UK’s National Security and Investment Act 2021;

“NSI Authority” means the Secretary of State exercising authority under the NSI Act;

“Ordinary Share Consideration” has the meaning given in Clause 5.4;

“Ordinary Shares” means together, the A Ordinary Shares, the B Ordinary Shares and the C Ordinary Shares;

“Parent Stock” means the shares of common stock of Parent (or its successor entity) with a par value as of the date hereof of US$1.00 each;

“Parent 10 Day VWAP” means the dollar volume weighted average price for the Parent Stock traded on the New York stock exchange for the ten trading days ending on the date that is five trading days preceding the second anniversary of the Effective Date, each day beginning at 9.30.01am New York time (or such other time as the New York stock exchange publicly announces is the official open of trading), and ending on the same day at 4.00.0pm, New York time (or such other time as the New York stock exchange publicly announces is the official close of trading);

“Permitted Leakage” means:

(a)

any amounts or liability incurred or paid or agreed to be paid or payable in connection with any matter undertaken by or on behalf of any Group Company (i) acting solely by, or at the sole direction of, any director(s) appointed by the Investor to the board of any Group Company or (ii) at the specific written request or with the specific written agreement of the Purchaser and such written request or agreement shall also specifically acknowledge that any such liability or payment is to be treated as Permitted Leakage;

(b)	any payment made or agreed to be made by or on behalf of any Group Company in accordance with the terms of this Deed or any Transaction Document;

(c)	any amounts accrued (but not paid) in respect of the Preference Shares pursuant to the Articles;

(d)

any directors’ fees (including expenses) and/or consultancy fees incurred or paid or agreed to be paid or payable to the Stakeholder Representatives or to any employee, director, consultant or officer of any Group Company consistent with past practice and in accordance with their current employment, director and/or consulting agreements with any Group Company, copies of which agreement(s) (in the case of each Stakeholder Representative who is not an employee of the Group as at the date of this Deed) have been provided (by email) by Solicitors to the Stakeholder Representatives and the Company to Solicitors to the Purchaser prior to the date hereof;

(e)

the salaries and other remuneration (including expenses) and bonuses, emoluments and other entitlements incurred or paid or agreed to be paid or payable to the Stakeholder Representatives or to any employee, director, consultant or officer of any Group Company consistent with past practice and in accordance with their current employment agreements, director and/or consulting agreements with any Group Company;

(f)	any payment in respect of which an accrued expense or provision has been specifically recorded in the Locked Box Accounts;

(g)	any Disclosed Seller Transaction Costs incurred or paid or agreed to be paid or payable; and

(h)

any Tax or amount in respect of VAT payable (or which would have been payable but for the use of a Tax relief) by any Group Company as a consequence of any of the matters referred to in paragraphs (a) to (g) above (including any amounts withheld in respect of PAYE or other similar systems), provided that where a maximum amount is specified in paragraphs (a) to (f) above, the amount specified in such paragraph (a) to (f) shall not include any associated amount falling within this paragraph (h);

“Post-Closing Leakage Amount” has the meaning given in Clause 9.8;

“Pre-Closing Leakage Amount” has the meaning given in Clause 9.6;

“Preference Share Consideration” has the meaning given in Clause 5.3;

“Preference Share Value” has the meaning given in Clause 5.3.2;

“Preference Shares” means the fixed cumulative 12 per cent. preference shares of £0.01 each in the capital of the Company, having the rights set out in the Articles;

“Private Treaty Ordinary Shares” means all those Ordinary Shares held by the Private Treaty Shareholders;

“Private Treaty Preference Shares” means all those Preference Shares held by the Private Treaty Shareholders;

“Private Treaty Shareholders” means the EBT Trustee and the Leavers;

“Private Treaty Shares” means all of the Private Treaty Ordinary Shares and all of the Private Treaty Preference Shares;

“Private Treaty SPA” means one or more agreements in the Agreed Terms pursuant to which the EBT Trustee and the Leavers will collectively sell, and the Purchaser will purchase, on the Effective Date, all of the Private Treaty Shares, subject to the terms therein;

“Pro Forma Closing Schedule” means the excel spreadsheet setting out the pro forma closing statement in the Agreed Terms;

“Purchaser Rollover Notes” means the loan notes to be issued by the Purchaser pursuant to a loan note instrument to be entered into by the Purchaser on or around the Effective Date;

“Purchaser Scheme Documents” means those Scheme Documents marked as being the responsibility of the Purchaser in the ‘Project Cedar Workplan’ in the Agreed Terms;

“Purchaser’s Group” means the Purchaser and each of its Affiliates from time to time (including, for the avoidance of doubt, the Group with effect from the Effective Date);

“Purchaser’s Guaranteed Obligation” has the meaning given in Clause 15.1;

“Regulatory Condition” has the meaning given to it in Clause 6.1.3;

“Regulatory Longstop Date” means 30 April 2026;

“Resolutions” means the resolutions proposed at the Court Meetings to approve the Scheme together with any other resolutions which may be set out in the Scheme Circular;

“Rolling Shareholders” means any person who is a holder of Scheme Shares who is not a Cash Shareholder;

“Sanction Date” means the date on which the Court sanctions the Scheme;

“Scheme” means the scheme of arrangement under Part 26 of the Companies Act 2006 to be proposed between the Company and the Scheme Shareholders in connection with the Acquisition to be prepared in accordance with this Deed, with or subject to any modification, addition or condition approved or imposed by the Court and agreed by the Company, the Stakeholder Representatives and the Purchaser;

“Scheme Circular” means the circular to be addressed to the Shareholders setting out details of the Acquisition and including the Scheme, an explanatory statement pursuant to Part 26 of the Companies Act 2006 and a notice convening the Court Meeting;

“Scheme Closing Cash Consideration” means the amount of Closing Cash Consideration due to the Scheme Shareholders on the Effective Date, calculated in accordance with Clause 5.6;

“Scheme Consideration” means the total amount of the Consideration due to the Scheme Shareholders, calculated in accordance with Clause 5;

“Scheme Documents” means the Scheme Circular and any other document required in connection with the Scheme;

“Scheme Ordinary Shares” means all of the Ordinary Shares in issue at the date of this Deed and which remain in issue at the Effective Time, other than the Excluded Ordinary Shares;

“Scheme Preference Shares” means all of the Preference Shares in issue at the date of this Deed and which remain in issue at the Effective Time, other than the Excluded Preference Shares;

“Scheme Record Time” means 6.00pm on the day of the Court Hearing;

“Scheme Shareholder” means a holder of Scheme Shares whose name appears in the register of members of the Company at the Scheme Record Time;

“Scheme Shares” means together, the Scheme Ordinary Shares and the Scheme Preference Shares;

“Seller” means each Shareholder who sells or otherwise transfers Shares to the Purchaser pursuant to the Acquisition;

“Seller Transaction Costs” means:

(a)

any professional fees, expenses or other costs paid or agreed to be paid or incurred or owing in connection with the Acquisition or the transactions contemplated by the Transaction Documents by any Group Company, in each case other than to the extent paid on or before the Locked Box Date and including any Irrecoverable VAT; and

(b)	any transaction or retention bonus in connection with the Acquisition paid or agreed to be paid by any Group Company, together with employer’s national insurance contributions thereon;

“Shareholders” means holders of any Shares from time to time;

“Shares” means together, the A Ordinary Shares, the B Ordinary Shares, the C Ordinary Shares and the Preference Shares;

“Signing Allocation Table” means the allocation table set out in the excel spreadsheet in the Agreed Terms;

“Solicitors to the Purchaser” means Akin Gump LLP of Eighth Floor, Ten Bishops Square, London E1 6EG;

“Solicitors to the Stakeholder Representatives and the Company” means Milbank LLP of 100 Liverpool Street, London EC2M 2AT;

“Stock Subscription Price” means an amount of £100.20 for each share of Parent Stock, adjusted as necessary for any stock split or similar after the date of this Deed and prior to the Effective Date;

“Surviving Clauses” means Clauses 1, 11, 15 and 17.1 to 17.17 and “Surviving Clause” means any one of them;

“Target Closing Date” means the later of:

(a)	the date falling ten Business Days after the Sanction Date; and

(b)	27 February 2026 (or such earlier date as the Purchaser and the Stakeholder Representatives may agree in writing (including by email));

“Tax” means all forms of taxation (other than any accounting provision for deferred tax) and statutory, governmental, state, provincial, local government or municipal duties, contributions and levies, in each case in the nature of tax, whether levied by reference to income, profits, gains, net wealth, asset values, turnover, added value or otherwise including (without limitation) payroll taxes and shall further include payments to a Tax Authority on account of Tax, in each case whether of the UK or elsewhere in the world whenever imposed and whether chargeable directly or primarily against or attributable directly or primarily to a Group Company or any other person and all penalties and interest relating thereto;

“Tax Authority” means any taxing or other authority competent to impose any liability in respect of Tax or responsible for the assessment, administration or collection of Tax or enforcement of any law in relation to Tax and acting in its capacity as such;

“Transaction Documents” means this Deed, the Scheme Documents, the Private Treaty SPA, and each of the documents in the Agreed Terms and any other document entered into or to be entered into pursuant to this Deed and “Transaction Document” means any one of them;

“Undetermined Leakage” has the meaning given in Clause 9.7;

“Value” has the meaning given in Clause 5.1; and

“VAT” means: (i) within the UK, any value added tax imposed by the VAT Act 1994, (ii) within the European Union, such taxation as may be levied in accordance with (but subject to derogations from) EU Directive 2006/112/EC, and (iii) outside the UK and the European Union, any similar taxation levied by reference to added value or sales.

1.2	Singular, plural, gender

References to one gender include all genders and references to the singular include the plural and vice versa.

1.3	References to persons and companies

References to:

1.3.1	a person include any individual, company, partnership or unincorporated association (whether or not having separate legal personality); and

1.3.2	a company include any company, corporation or body corporate, wherever incorporated.

1.4	References to subsidiaries and holding companies

The words “holding company”, “parent undertaking”, “subsidiary” and “subsidiary undertaking” shall have the same meaning in this Deed as their respective definitions in the Companies Act 2006.

1.5	Schedules etc.

References to this Deed shall include any Recitals and Schedules to it and references to Clauses and Schedules are to Clauses of, and Schedules to, this Deed. References to paragraphs and Parts are to paragraphs and Parts of the Schedules.

1.6	Headings

Headings shall be ignored in interpreting this Deed.

1.7	Reference to documents

References to any document (including this Deed and any document in the Agreed Terms), or to a provision in a document, shall be construed as a reference to such document or provision as amended, supplemented, modified, restated or novated from time to time.

1.8	Information

References to books, records or other information mean books, records or other information in any form including paper, electronically stored data, magnetic media, film and microfilm.

1.9	Legal terms

References to any English legal term shall, in respect of any jurisdiction other than England, be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction.

1.10	Non-limiting effect of words

The words “including”, “include”, “in particular” and words of similar effect shall not be deemed to limit the general effect of the words that precede them.

1.11	Statutory references

References to a statute or statutory provision include:

1.11.1	that statute or provision as from time to time modified or re-enacted whether before or (except as specifically provided otherwise) after the date of this Deed;

1.11.2	any past statute or statutory provision (as from time to time modified or re-enacted) which such statute or statutory provision has directly or indirectly replaced; and

1.11.3	any subordinate legislation made from time to time under that statute or statutory provision,

except if and to the extent that any statute, statutory provision or subordinate legislation made or enacted after the date of this Deed would create or increase the liability of any Party under this Deed.

1.12	Several liability

Any provision of this Deed which is expressed to bind or be an obligation of more than one of the Parties shall bind or be an obligation of each of them severally (and not jointly or jointly and severally) and any reference to more than one of the Parties in this Deed shall be construed as a reference to each such Party individually and severally (and not jointly or jointly and severally) unless otherwise expressly provided.

1.13	Obligations to procure

Unless otherwise expressly provided, the expression “procure” where used in the context of a Stakeholder Representative means undertaking to exercise its voting rights and to use any and all other powers vested in it from time to time as a Shareholder and, in the case of a Stakeholder Representative who is a director of a Group Company, such Stakeholder Representative’s voting rights in their capacity as a director of the Group Company in question (subject to such Stakeholder Representative’s fiduciary duties as a director).

1.14	Meaning of “to the extent that” and similar expressions

In this Deed, “to the extent that” shall mean “to the extent that” and not solely “if”, and similar expressions shall be construed in the same way.

2.	OBLIGATIONS OF THE COMPANY IN RELATION TO THE ACQUISITION AND THE SCHEME

2.1	The Company undertakes to the Purchaser to use all reasonable endeavours:

2.1.1

to deliver to the Purchaser as soon as reasonably practicable following the date of this Deed a copy of the Private Treaty SPA duly executed by (i) the EBT Trustee and (ii) each of the Identified Leavers by PA Holdings Limited as attorney for each such Identified Leaver;

2.1.2	to issue as soon as reasonably practicable following the date hereof an application with the Court under Part 26 of the Companies Act 2006 to seek permission to convene the Court Meetings;

2.1.3

subject to the Court making an order at the Convening Hearing giving permission to convene the Court Meetings, and as soon as reasonably practicable thereafter (and in any event no later than 10 Business Days after the date on which the Court order is made), to procure the publication and sending of the Scheme Circular to the holders of Scheme Shares on the register of members of the Company on the record date agreed with the Court in accordance with the relevant order of the Court and as soon as reasonably practicable thereafter (taking into account the requirements of any applicable law or regulation);

2.1.4	in respect of those Scheme Documents, or parts of the Scheme Documents, which are not in the Agreed Terms, to:

(a)	provide the Purchaser (or its nominated advisers) a reasonable opportunity to provide comments on any drafts of the Company Scheme Documents and take into account all such reasonable comments;

(b)	comment in a timely manner on any drafts of the Purchaser Scheme Documents provided to it;

(c)	provide the Purchaser with all information reasonably required by the Purchaser in connection with the preparation of the Purchaser Scheme Documents;

(d)

provide all such other assistance as the Purchaser may reasonably require in connection with the preparation of the Purchaser Scheme Documents, including access to, and ensuring the provision of reasonable assistance by, relevant professional advisers; and

(e)

conform, in all material respects, the Company Scheme Documents with the relevant requirements of the Companies Act 2006 and, where applicable, reflect the terms of the Acquisition as set out in this Deed or as subsequently agreed between the Company, the Stakeholder Representatives and the Purchaser;

2.1.5

to procure that none of its Directors will withdraw, qualify or adversely modify the unanimous and unqualified recommendation of the Directors that the holders of Scheme Shares vote in favour of the Scheme incorporated in the Scheme Documents, or withdraw or revoke the Resolutions, in each case other than as required by applicable law or in order to comply with the Directors’ fiduciary duties;

2.1.6	to propose the Resolutions without any amendment thereto at the Court Meeting(s) (or any adjournment thereof);

2.1.7

to collect proxy instructions in relation to the Resolutions and, on a reasonably regular basis, to notify the Purchaser of the number and results of proxy instructions received in relation to the Resolutions;

2.1.8

following the passing of the Resolutions, to file with the Court as soon as reasonably practicable thereafter the witness statement in connection with the application for the sanction of the Scheme and the report(s) of the Court Meetings such that (subject to the terms of this Deed, the availability of the Court and satisfaction of the Conditions, other than the Condition at Clause 6.1.2) the Court Hearing will take place as soon as reasonably practicable after the Court Meetings;

2.1.9	to provide the Purchaser with copies of any order of the Court in relation to the Scheme as soon as reasonably practicable after such order is made; and

2.1.10	to deliver the Court Order to the Registrar of Companies in accordance with the Companies Act 2006 and Schedule 2, as soon as reasonably practicable on the Target Closing Date.

2.2

Notwithstanding Clause 2.1.10, the Company will not deliver the Court Order to the Registrar of Companies before the Target Closing Date, and the Stakeholder Representatives undertake not to encourage or otherwise direct the Company or any other person to deliver the Court Order to the Registrar of Companies before the Target Closing Date.

2.3

In the period from the date of this Deed until the Effective Time (or the date this Deed is terminated pursuant to Clause 14, if earlier), each of the Company and the Stakeholder Representatives shall not (and the Company shall procure that members of the Group shall not) directly or indirectly enter into any agreement or arrangement or enter into or continue any discussions with any party in connection with a Competing Proposal.

3.	OBLIGATIONS OF THE STAKEHOLDER REPRESENTATIVES IN RELATION TO THE SCHEME

3.1	Each of the Stakeholder Representatives acknowledges that he has entered into an Irrevocable Undertaking and Restrictive Covenant Agreement on or around the date of this Deed.

3.2

The Company agrees to use its best endeavours, on and from the date hereof up to the Effective Date, to obtain duly executed Irrevocable Undertaking and Restrictive Covenant Agreements from each of the IURCA Signatories.

4.	OBLIGATIONS OF THE PURCHASER AND THE PARENT IN RELATION TO THE ACQUISITION AND THE SCHEME

4.1

The Purchaser undertakes to the Company to use all reasonable endeavours to deliver to the Company and the Stakeholder Representatives as soon as reasonably practicable following the date of this Deed a copy of the Private Treaty SPA duly executed by the Purchaser and the Parent.

4.2

The Purchaser undertakes to confirm in writing to the Company, as soon as reasonably practicable following the satisfaction of each Regulatory Condition, that such Regulatory Condition has been satisfied and in any event, within two Business Days of becoming aware of the same.

4.3	The Purchaser undertakes to the Company to use all reasonable endeavours, in respect of those Scheme Documents, or parts of the Scheme Documents, which are not in the Agreed Terms, to:

4.3.1	provide the Company (or its nominated advisers) a reasonable opportunity to provide comments on any drafts of the Purchaser Scheme Documents and take into account all such reasonable comments;

4.3.2	comment in a timely manner on any drafts of the Company Scheme Documents provided to it;

4.3.3	provide the Company with all information reasonably required by the Company in connection with the preparation of the Company Scheme Documents;

4.3.4

provide all such other assistance as the Company may reasonably require in connection with the preparation of the Company Scheme Documents, including access to, and ensuring the provision of reasonable assistance by, relevant professional advisers; and

4.3.5

conform, in all material respects, the Purchaser Scheme Documents with the relevant requirements of the Companies Act 2006 and, where applicable, reflect the terms of the Acquisition as set out in this Deed or as subsequently agreed between the Company, the Stakeholder Representatives and the Purchaser.

4.4

The Parent and the Purchaser each hereby irrevocably and unconditionally undertake to appear by counsel at the Court Hearing, to submit to and undertake to (and procure that the Investor and each other relevant member of the Jacobs Standalone Group undertakes to) the Court to be bound by the Scheme on the terms and conditions set out or referred to in the Scheme Circular, including the payment or the issue or transfer by the Parent, the Purchaser, the Investor or any other relevant member of the Jacobs Standalone Group (as applicable) of the relevant part of the Scheme Consideration in accordance with the terms set out in the Scheme.

5.	ACQUISITION VALUE AND CONSIDERATION

Amount

5.1	The aggregate value attributable to the Shares on the Effective Date for the purposes of the Acquisition (the “Value”) shall be an amount equal to:

5.1.1	£2,913,107,303.00;

plus

5.1.2	the Notional Interest Payment;

plus

5.1.3	the EBT Loan Interest Accrual.

5.2

The total consideration for the purchase of the Acquisition Shares by the Purchaser pursuant to the Scheme and the Private Treaty SPA (the “Consideration”) shall be an amount equal to the aggregate of:

5.2.1

such proportion of the Value as is attributable to the Acquisition Shares by applying the order of priority applicable on a return of capital pursuant to Article 4 of the Articles (allocating the Value across the entire issued share capital of the Company as though there were a return of capital on the Effective Date);

less

5.2.2	the Disclosed Seller Transaction Costs;

plus

5.2.3	the Deferred Consideration Shares Value.

5.3	The consideration for the acquisition of:

5.3.1

all the Acquisition Preference Shares (the “Preference Share Consideration”) shall be an amount equal to the aggregate Outstanding PS Subscription Price (as defined in the Articles) of all Acquisition Preference Shares as at the Effective Date plus an amount equal to all accrued but unpaid Preference Share Dividends (as defined in the Articles) on all Acquisition Preference Shares as at the Effective Date; and

5.3.2

each individual Acquisition Preference Share (the “Preference Share Value”) shall be an amount equal to the aggregate Outstanding PS Subscription Price (as defined in the Articles) of such Acquisition Preference Share as at the Effective Date plus an amount equal to all accrued but unpaid Preference Share Dividends (as defined in the Articles) on such Acquisition Preference Share as at the Effective Date.

5.4	The consideration for the acquisition of:

5.4.1	all the Acquisition Ordinary Shares (the “Ordinary Share Consideration”) shall be an amount equal to the Consideration less the Preference Share Consideration; and

5.4.2	each individual Acquisition Ordinary Share shall be:

(a)	in respect of each C Ordinary Share, the C Ordinary Share Percentage of the Ordinary Share Consideration divided by the aggregate number of C Ordinary Shares in issue at the Scheme Record Time; and

(b)	in respect of each B Ordinary Share, the B Ordinary Share Percentage of the Ordinary Share Consideration divided by the aggregate number of B Ordinary Shares in issue at the Scheme Record Time.

5.5

The total amount of Ordinary Share Consideration which is due and payable to the holders of all Acquisition Ordinary Shares on the Effective Date shall be an amount equal to the Ordinary Share Consideration less the Deferred Consideration Shares Value (such amount being the “Effective Date Ordinary Share Consideration”). The amount of Effective Date Ordinary Share Consideration which is due and payable on the Effective Date:

5.5.1

in respect of each C Ordinary Share (the “C Ordinary Share Closing Value”) shall be the C Ordinary Share Percentage of the Effective Date Ordinary Share Consideration, divided by the aggregate number of C Ordinary Shares in issue at the Scheme Record Time; and

5.5.2

in respect of each B Ordinary Share (the “B Ordinary Share Closing Value”) shall be the B Ordinary Share Percentage of the Effective Date Ordinary Share Consideration, divided by the aggregate number of B Ordinary Shares in issue at the Scheme Record Time.

Scheme Consideration Settlement at the Effective Time

5.6	Those Scheme Shareholders who are:

5.6.1	Rolling Shareholders shall be entitled to receive, on the Effective Date, an amount equal to the aggregate of:

(a)	the Preference Share Value in respect of each Scheme Preference Share in issue and held by them at the Scheme Record Time;

(b)	the B Ordinary Share Closing Value in respect of each B Ordinary Share which is a Scheme Ordinary Share in issue and held by them at the Scheme Record Time; and

(c)	the C Ordinary Share Closing Value in respect of each C Ordinary Share which is a Scheme Ordinary Share in issue and held by them at the Scheme Record Time,

in each case satisfied by:

(i)

as to 20 per cent of such amount (whether directly or indirectly through any exchange or reinvestment mechanism set out in the Scheme) in the form of shares of Parent Stock (such shares of Parent Stock issued at the Stock Subscription Price), it being acknowledged and agreed that fractions of shares of Parent Stock shall not be issued to any Scheme Shareholder and the aggregate number of shares of Parent Stock to which a Scheme Shareholder shall be entitled shall be rounded down to the nearest whole number of shares of Parent Stock; and

(ii)	as to the remainder of such amount (inclusive of any balance arising from rounding in accordance with sub-Clause (i) above) in cash; and

5.6.2	Cash Shareholders shall be entitled to receive, on the Effective Date, an amount in cash equal to the aggregate of:

(a)	the Preference Share Value in respect of each Scheme Preference Share in issue held by them at the Scheme Record Time;

(b)	the B Ordinary Share Closing Value in respect of each B Ordinary Share which is a Scheme Ordinary Share in issue and held by them at the Scheme Record Time; and

(c)	the C Ordinary Share Closing Value in respect of each C Ordinary Share which is a Scheme Ordinary Share in issue and held by them at the Scheme Record Time.

Deferred Consideration

5.7

On the second anniversary of the Effective Date (or if such date is not a trading day, the immediately following trading day), each Scheme Shareholder shall be entitled to their Deferred Consideration Percentage of the Deferred Consideration Shares Value in settlement of the remaining amount payable in respect of their Scheme Ordinary Shares pursuant to Clause 5.4. Such amount shall be satisfied in accordance with Clause 5.8.2.

Settlement of Consideration

5.8	The Scheme Consideration which is due to the Scheme Shareholders:

5.8.1	on the Effective Date, shall be satisfied by:

(a)	payment by the Purchaser of an amount equal to the Scheme Closing Cash Consideration on the Effective Date, in accordance with Schedule 2 and the Scheme;

(b)	the issue to Rolling Shareholders, in such number or amounts as are calculated in accordance with Clause 5.6.1 and the terms of the Scheme, by:

(i)

the Purchaser of Purchaser Rollover Notes (and thereafter by the issue of Jacobs Rollover Notes by the applicable members of the Jacobs Standalone Group and ultimately by the issue of shares of Parent Stock by Parent); or (at the election of the relevant Rolling Shareholder)

(ii)	the Parent of shares of Parent Stock,

in each case, in accordance with Schedule 2 and the Scheme; and

5.8.2

on the second anniversary of the Effective Date (or if such date is not a trading day, the immediately following trading day), the balance shall be satisfied by the issue by the Parent to each Scheme Shareholder of a portion of the Deferred Consideration Shares in accordance with Clause 5.7 (it being acknowledged and agreed that fractions of shares of Parent Stock shall not be issued to any Scheme Shareholder and the aggregate number of shares of Parent Stock to which a Scheme Shareholder shall be entitled shall be rounded (up or down) to the nearest whole number of shares of Parent Stock in order to ensure that the Sellers receive, in aggregate, no more and no less than the Deferred Consideration Shares) provided that:

(a)

(i) if the Parent (or its successor entity) is not, at such time, admitted to listing or trading on the New York or London Stock exchange, or(ii) if the issue of the Deferred Consideration Shares, together with all other shares of Parent Stock issued or issuable pursuant to this Deed and the Private Treaty SPA, would cause the aggregate number of shares of Parent Stock so issued or issuable to exceed 19.9% of the shares of Parent Stock outstanding immediately prior to the execution of this Deed, then no Deferred Consideration Shares shall be issued and the Purchaser shall instead pay to each Scheme Shareholder an amount in cash equal to that Scheme Shareholder’s Deferred Consideration Percentage of the Deferred Consideration Shares Value; or

(b)

if the Parent so elects in its sole and absolute discretion (and the terms of Clause 5.8.2(a) do not apply), it may satisfy some or all of its obligations under this Clause 5.8.2, by payment in cash and/or the issuance of shares of Parent Stock, so long as each Scheme Shareholder receives its Deferred Consideration Percentage of each such form of consideration.

Notwithstanding Clause 5.8.2(b) and without prejudice to Clause 5.8.2(a), the Parent may, at any time, by delivering a written notice to the Stakeholder Representatives, make an irrevocable election to satisfy its obligations under this Clause 5.8.2 in the form of either shares of Parent Stock or cash, in which event the Parent shall permanently forego the right provided in Clause 5.8.2(b).

5.9	The Purchaser undertakes to procure that the Company will, on the date on which the Deferred Consideration Shares Value is satisfied in accordance with Clause 5.8.2, settle (in cash) the Deferred Fee.

5.10	The consideration for the acquisition of the Private Treaty Shares shall be satisfied in accordance with the Private Treaty SPA.

5.11

The parties will cooperate and work together in good faith with a view to ensuring that: (a) non-restricted Parent Stock is issued to Sellers pursuant to an applicable exemption from registration under the U.S. Securities Act of 1933, or (b) if and insofar as it is not possible to so issue non-restricted Parent Stock to Sellers, the Parent Stock issued to the Sellers is otherwise able to be sold and transferred by the Sellers after expiry of the Lockup Period (it being understood that any Seller who is an affiliate of Parent for purposes of the U.S. Securities Act of 1933 would be subject to restrictions on sale and transfers as contemplated by Rule 144 thereunder).

6.	CONDITIONS

6.1

The sale and purchase of the Scheme Shares pursuant to the Scheme is conditional upon satisfaction of the following conditions (the “Conditions”), or their satisfaction subject only to the Scheme taking effect:

6.1.1

the approval of the Scheme by a majority in number of those Scheme Shareholders who are present and vote, whether in person or by proxy, at the Court Meeting and who represent not less than 75 per cent. in value of the Shares voted by those Scheme Shareholders at the Court Meeting;

6.1.2

the sanction of the Scheme (with or without modification but subject to any modification being on terms acceptable to the Company and the Purchaser) by the Court and the delivery of a copy of the Court Order to the Registrar of Companies;

6.1.3

the Purchaser having received from the NSI Authority (i) written confirmation that no further action will be taken in relation to the Acquisition pursuant to Section 14(8)(2)(b) of the NSI Act; (ii) a final order pursuant to Section 26(3) of the NSI Act permitting the Acquisition to proceed; (iii) a final notification confirming that no further action will be taken under the NSI Act pursuant to Section 26(1)(b) of the NSI Act; or (iv) any other written approval or confirmation (whether by order or otherwise) that the Acquisition can proceed; and

6.1.4

the Purchaser having received from the Danish Business Authority (i) written confirmation that no further action will be taken in relation to the Acquisition pursuant to the Danish Investment Screening Act; (ii) an order pursuant to the Danish Investment Screening Act permitting the Acquisition to proceed; (iii) a final notification confirming that no further action will be taken under Danish Investment Screening Act; or (iv) any other written approval or confirmation (whether by order or otherwise) that the Acquisition can proceed,

(the Conditions set out in Clauses 6.1.3 and 6.1.4 each being, a “Regulatory Condition” and together, the “Regulatory Conditions”).

6.2

The Purchaser shall use all reasonable endeavours to ensure that each Regulatory Condition is fulfilled promptly after the date of this Deed, and in any event prior to the Regulatory Longstop Date, including taking all steps (including making notifications and filings) reasonably necessary to satisfy each Regulatory Condition. Without prejudice to the generality of this Clause 6.2, the Purchaser shall in any event:

6.2.1	submit to:

(a)	the Investment Security Unit a notice relating to the Acquisition in accordance with the requirements of the NSI Act; and

(b)	the Danish Business Authority a notice relating to the Acquisition in accordance with the requirements of the Danish Investment Screening Act,

in each case, as soon as reasonably practicable and in any event within ten Business Days of the date of this Deed;

6.2.2

make and progress all such other notifications and filings required to be made to a Governmental Entity in connection with the Acquisition (if applicable) in accordance with any and all applicable time limits;

6.2.3

provide promptly all information which is requested or required by a Governmental Entity in connection with the satisfaction of each Regulatory Condition, and in any event in accordance with any applicable time limits;

6.2.4

promptly notify the Stakeholder Representatives of any communications with or from any Governmental Entity as soon as reasonably practicable following such communications (provided that if such communication contains information which is commercially sensitive, such information is exchanged on an outside counsel to counsel, confidential basis only);

6.2.5

provide the Stakeholder Representatives with a draft of all submissions, notifications, filings and other communications to be submitted to any Governmental Entity within reasonable time prior to submission to allow the Stakeholder Representatives reasonable opportunity to provide comments, and take account of any reasonable comments of the Stakeholder Representatives on such drafts prior to their submission;

6.2.6	keep the Stakeholder Representatives informed regularly as to progress towards satisfaction of each Regulatory Condition;

6.2.7

offer, commit, accept or agree to, and procure that each member of the Purchaser’s Group offers, commits, accepts or agrees to, any reasonable undertaking, commitment, condition, remedy or other act or assurance which it may become apparent at any time is required in order to ensure that each Regulatory Condition is satisfied before the Regulatory Longstop Date; and

6.2.8

inform the Stakeholder Representatives, as soon as reasonably practicable, upon becoming aware of a fact or circumstance that might prevent each Regulatory Condition from being satisfied before the Regulatory Longstop Date.

6.3	The Company shall procure that the Group:

6.3.1

as soon as reasonably practicable notifies the Purchaser of any communication (whether written or oral) received from any Governmental Entity in relation to each Regulatory Condition or the Acquisition, and provides copies of such communication, to the extent permitted by law and insofar as any information is commercially sensitive, such information being exchanged on an outside counsel to counsel, confidential basis only; and

6.3.2

provides to the Purchaser, as soon as reasonably practicable following any request received, all information in its possession or under its control which the Purchaser may reasonably request for the purpose of any necessary filings or submissions to be made by the Purchaser to any Governmental Entity in connection with the satisfaction of each Regulatory Condition or otherwise relating to the Acquisition and, insofar as any information is commercially sensitive, such information being provided on an outside counsel to counsel, confidential basis only.

7.	CLOSING SCHEDULE

Closing Schedule and Closing Allocation Table

7.1

Not less than five Business Days prior to the Target Closing Date, the Company and the Stakeholder Representatives shall (following reasonable prior consultation with the Purchaser and having taken into account all reasonable comments thereon made by the Purchaser) provide the Purchaser with:

7.1.1	a schedule (the “Closing Schedule”), substantially in the form of the Pro Forma Closing Schedule, setting out, in each case as at the Target Closing Date:

(a)	the Notional Interest Payment;

(b)	the EBT Loan Interest Accrual;

(c)	the Value;

(d)	the proportion of the Value attributable to the Acquisition Shares;

(e)

the Disclosed Seller Transaction Costs, including details of which Disclosed Seller Transaction Costs have not been and will not be paid prior to the Effective Time (plus the amount of VAT (including the Stakeholder Representatives’ good faith estimate of the amount thereof which is Irrecoverable VAT) payable on the Disclosed Seller Transaction Costs together with currency, payee and account details);

(f)	the Pre-Closing Leakage Amount (if any);

(g)	the Preference Share Consideration;

(h)	the Effective Date Ordinary Share Consideration;

(i)	the Consideration;

(j)	the Closing Cash Consideration; and

(k)	the Closing Share Consideration; and

7.1.2

a schedule (the “Closing Allocation Table”), substantially in the form of the Signing Allocation Table (updated to reflect any changes made or to be made between the date of this Deed and the Effective Date), setting out, for each Seller, in each case as at the Target Closing Date:

(a)	the number and class of Acquisition Shares which are legally and/or beneficially held;

(b)	that Seller’s Leakage Proportion of the Pre-Closing Leakage Amount (if any);

(c)	that Seller’s share of the Preference Share Consideration;

(d)	that Seller’s share of the Effective Date Ordinary Share Consideration;

(e)	that Seller’s share of the Closing Cash Consideration;

(f)	that Seller’s share of the Closing Share Consideration;

(g)	that Seller’s share of the Ordinary Share Consideration;

(h)	the number of shares of Parent Stock (and, if applicable, Purchaser Rollover Notes and Jacobs Rollover Notes) (if any) to be issued to that Seller; and

(i)	that Seller’s Deferred Consideration Percentage.

7.2

If the Effective Date is deferred, or expected to be deferred, beyond the Target Closing Date and a Closing Schedule and/or Closing Allocation Table has been delivered to the Purchaser prior to such deferral occurring, the Company and the Stakeholder Representatives shall deliver a revised Closing Schedule and Closing Allocation Table to the Purchaser calculated by reference to the Effective Date as so deferred, in which event the Closing Schedule and Closing Allocation Table previously submitted shall cease to apply for all purposes.

8.	FINANCING COOPERATION

8.1

Prior to the Effective Date the Company shall, and shall use reasonable endeavours to procure that the Group Companies and their respective directors, officers, employees, advisers and representatives shall, provide reasonable cooperation in connection with the arrangement of any debt financing required in connection with the Acquisition by the Purchaser, including allowing the Purchaser and its representatives, upon reasonable notice:

8.1.1	reasonable access to, and to take copies of, the books, records and documents of or relating in whole or in part to the Group; and

8.1.2

reasonable access to the directors and employees of the Group (who shall be instructed to give all such information, assistance, explanations and to participate in all meetings and presentations to prospective lenders as the Purchaser or any person acting on the Purchaser’s behalf may reasonably request), in each case if and to the extent required to facilitate the raising of new indebtedness for the Purchaser’s Group or the Group or the syndication of existing indebtedness or equity, provided that the above shall not cause any Group Company (or any of its directors, officers, employees, advisers and representatives) to incur any actual or potential liability or any costs which are not reimbursed in full by the Purchaser.

9.	LEAKAGE

9.1	Each of the Stakeholder Representatives:

9.1.1	warrants to the Purchaser that there has not been from (but excluding) the Locked Box Date to (and including) the date of this Deed; and

9.1.2	undertakes to procure that there will not be from (but excluding) the date of this Deed to (and including) the Effective Date,

any Leakage to it or for its benefit or for the benefit of such Stakeholder Representative’s Connected Persons, provided that the Stakeholder Representatives shall have no liability to the Purchaser under this Clause 9 if the Scheme does not take effect in accordance with its terms.

9.2

Subject to Clauses 9.10 and 9.12 to 9.13 (inclusive), in the event of any breach of Clause 9.1 by a Stakeholder Representative, such Stakeholder Representative shall, with effect from the Effective Time, on demand by the Purchaser pay to the Purchaser an amount in cash equal to such Leakage (or, if Clause 9.9 applies, their Leakage Proportion of such Leakage). The Purchaser and the Stakeholder Representatives acknowledge that the Purchaser’s only rights and remedies in respect of any breach of Clause 9.1 are under and/or pursuant to the Scheme and this Clause 9.2, and Clauses 9.6 and 9.8.

9.3	A payment made under Clause 9.2 will, so far as permitted by law, be treated as having reduced the Consideration received by such Stakeholder Representative by the amount of such payment.

9.4

If, prior to the date falling ten months after the Effective Date, the Purchaser becomes aware of any Leakage from (but excluding) the Locked Box Date to (and including) the Effective Date to or for the benefit of any Scheme Shareholder or any Scheme Shareholder’s Connected Persons, it shall notify the Stakeholder Representatives in writing as soon as reasonably practicable, specifying in reasonable detail the alleged Leakage and the evidence on which the Purchaser relies and setting out the Purchaser’s good faith estimate (on a without prejudice basis) of the amount of such Leakage (a “Leakage Notice”). Following delivery of a Leakage Notice, the Purchaser and the Stakeholder Representatives shall discuss in good faith and either seek to agree (i) that Leakage has occurred, (ii) the amount thereof; and (iii) the identity of the relevant Scheme Shareholders to whom such Leakage is attributable, or confirm that no such Leakage has occurred.

9.5

If the Purchaser and the Stakeholder Representatives are unable to reach agreement in writing in respect of any matters contemplated by Clause 9.4 within 10 Business Days of receipt of a Leakage Notice in accordance with Clause 9.4, then either the Purchaser or the Stakeholder Representatives may refer the matters in dispute (the “Disputed Leakage Matters”) for determination in accordance with the provisions of Schedule 3.

9.6	Subject to Clauses 9.11 to 9.13 (inclusive), if, prior to the Effective Date, and following service of a Leakage Notice in accordance with Clause 9.4, either:

9.6.1

the Purchaser and the Stakeholder Representatives agree: (i) that such Leakage has occurred, (ii) the amount thereof; and (iii) the identity of the relevant Scheme Shareholders to whom such Leakage is attributable; or

9.6.2

having followed the process set out in Schedule 3, the Expert has determined: (i) that such Leakage has occurred; (ii) the amount thereof; and (iii) the identity of the relevant Scheme Shareholders to whom such Leakage is attributable,

(the aggregate of all such Leakage being, the “Pre-Closing Leakage Amount”), the relevant portion of the Closing Cash Consideration owed to the Scheme Shareholder or Scheme Shareholder(s) to whom part or all of such Pre-Closing Leakage Amount is attributable, shall be reduced by the amount thereof, it being acknowledged and agreed that the payment of the portion of Closing Cash Consideration so reduced shall be an absolute discharge of (a) the Purchaser’s obligation to pay the relevant amount of Closing Cash Consideration to the relevant Scheme Shareholder(s) pursuant to this Deed and the Scheme, and (b) any liability of the relevant Scheme Shareholder(s) in respect of such Leakage pursuant to this Clause 9.

9.7

If, as at the date which is five Business Days prior to the Target Closing Date, the Expert has yet to determine the matters contemplated by Clause 9.6.2, then the aggregate of all such amounts to the extent reasonably estimated in good faith (the “Undetermined Leakage”) will be treated as a Pre-Closing Leakage Amount provided that if (following completion of the Expert determination process set out in Schedule 3) the Expert determines that all or any portion of such Undetermined Leakage is not Leakage in respect of which Scheme Shareholders are liable, the Purchaser shall, within five Business Days, pay to the relevant Scheme Shareholder(s) (pursuant to this Deed and the Scheme) an amount equal to the amount by which their portion of Closing Cash Consideration was reduced in accordance with the foregoing terms of this Clause 9.7.

9.8	Subject to Clauses 9.11 to 9.13 (inclusive), if, after the Effective Date, and following service of a Leakage Notice in accordance with Clause 9.4, either:

9.8.1

the Purchaser and the Stakeholder Representatives agree: (i) that such Leakage has occurred, (ii) the amount thereof; and (iii) the identity of the relevant Seller(s) to whom such Leakage is attributable; or

9.8.2

having followed the process set out in Schedule 3, the Expert has determined: (i) that such Leakage has occurred; (ii) the amount thereof; and (iii) the identity of the relevant Seller(s) to whom such Leakage is attributable,

(the aggregate of all such Leakage being, the “Post-Closing Leakage Amount”), the Deferred Consideration Shares Value owed to the Scheme Shareholder or Scheme Shareholder(s) to whom part or all of such Post-Closing Leakage Amount is attributable, shall be reduced by the amount thereof, it being acknowledged and agreed that (i) the payment of cash; or (ii) the issue of the relevant portion of the Deferred Consideration Shares in accordance with Clause 5.8.2 (and in any case having a value equal to (a) that Scheme Shareholder(s)’ Deferred Consideration Percentage of the Deferred Consideration Shares Value; less (b) the portion of such Post-Closing Leakage Amount attributable them), shall be an absolute discharge of (a) the Purchaser’s obligation to satisfy the relevant amount of the Deferred Consideration Shares Value to the relevant Scheme Shareholder(s) pursuant to this Deed and the Scheme, and (b) any liability of the relevant Scheme Shareholder(s) in respect of such Leakage pursuant to this Clause 9.

9.9

Any Leakage falling under limb (f) or (g) of the definition thereof but, in the case of (g), only if and to the extent that such Leakage arises in respect of Leakage falling under limb (f) of the definition of Leakage, shall be deemed to be paid for the benefit of all holders of Acquisition Shares in their respective Leakage Proportions.

9.10

No Stakeholder Representative shall be liable for any claim under Clause 9.1 unless: (i) a Leakage Notice is given by the Purchaser to the relevant Stakeholder Representative in accordance with Clause 9.4 within six months following the Effective Date; and (ii) unless previously satisfied, settled or withdrawn, legal proceedings in respect of the claim have been commenced by being both issued and served within six months after such Leakage Notice is given.

9.11

No Scheme Shareholder shall be liable for Leakage under Clause 9.8, and the Purchaser shall have no right to withhold any amounts from the Deferred Consideration Shares Value unless: (i) a Leakage Notice is given by the Purchaser in accordance with Clause 9.4 to the Stakeholder Representatives within ten months following the Effective Date; and (ii) unless previously satisfied, settled or withdrawn, the Expert determination process set out in Schedule 3 has commenced within one month after such Leakage Notice is given.

9.12

The aggregate liability of each Scheme Shareholder in respect of any Leakage shall not exceed an amount equal to the Leakage received by, or given for the benefit of, or deemed to be received pursuant to Clause 9.9 by him/her/it or by or to any Connected Person of that Scheme Shareholder.

9.13

The Purchaser shall not be entitled to recover any amounts in respect of Leakage under any provision of this Clause 9 to the extent that the relevant Leakage has already been recovered under any other provision of this Clause 9.

9.14

References in this Clause 9 to Leakage being “attributable” to any person shall mean that such Leakage is received by, or given for the benefit of, or deemed to be received by that person or by or to any Connected Person of that person.

10.	WARRANTIES

10.1	Company and Stakeholder Representative Warranties

Each of the Company and the Stakeholder Representatives (each severally and not jointly nor jointly and severally) warrants to the Purchaser and the Parent in respect of itself or himself only that the statements set out below (insofar as they relate to it or him) are true and accurate as of the date of this Deed and as at the Effective Time (as if references to the Signing Allocation Table are references to the Closing Allocation Table):

10.1.1	in the case of each Stakeholder Representative only, he is the sole legal and beneficial owner of the Shares set out opposite his name in columns C, D and E of the Signing Allocation Table;

10.1.2	in the case of the Company:

(a)	it is validly existing and is duly incorporated under the law of its jurisdiction of incorporation; and

(b)	it has taken or will have taken by the Effective Time all corporate action required by it to authorise it to enter into and perform the Transaction Documents to which it is a party;

10.1.3	it/he has the legal right and full power and authority to execute, deliver and perform this Deed and the Transaction Documents to which it/he is a party;

10.1.4	the Transaction Documents to which it/he is a party will, when executed, constitute valid and binding obligations of it/him in accordance with their respective terms; and

10.1.5	the execution and delivery by it/him of, and the performance by it/him of its/his obligations under, this Deed and the Transaction Documents to which it/he is a party will not:

(a)	in the case of the Company, result in a breach of any provision of its articles of association, by-laws or equivalent constitutional document;

(b)	result in a breach of, or constitute a default under, any instrument to which it/he is a party or by which it/he is bound, and which is material in the context of the Acquisition;

(c)

result in a breach of any order, judgment or decree of any court or governmental agency to which it/he is a party or by which it/he is bound, and which is material in the context of the Acquisition; or

(d)

require it/him to obtain any consent or approval of, or give any notice to or make any registration with, any governmental or other authority which has not been obtained or made at the date of this Deed both on an unconditional basis and on a basis which cannot be revoked (provided that this paragraph (d) shall not extend to those consents or approvals referred to in Clause 2 and 6).

11.	LIMITATION OF LIABILITY

11.1	Time Limitation for Claims

11.1.1

Neither the Company nor any Stakeholder Representative shall be liable under this Deed unless a notice of the claim is given by the Purchaser to the relevant Party (other than, subject to Clauses 9.10 and 9.11, any claim in respect of Leakage pursuant to Clause 9 or any claim under or pursuant to Clause 16) within 18 months following the Effective Time.

11.1.2	Any claim notified by the Purchaser to another Party pursuant to this Clause shall specify the matters set out in Clause 11.1.1.

11.2	Notification of Claims under this Deed

Any notice served by the Purchaser pursuant to Clause 11.1 shall specify, in reasonable detail, the legal and factual basis of the claim (including the matter(s) that give rise to the claim), the evidence (to the extent available) on which the Purchaser relies, and the Purchaser’s good faith estimate, on a without prejudice basis, of the amount of such claim.

11.3	Maximum Liability

11.3.1

The aggregate liability of each Stakeholder Representative in respect of all claims under this Deed (other than, subject to Clauses 9.10 and 9.11, any claim in respect of Leakage pursuant to Clause 9) shall not exceed an amount equal to the Consideration received by such Stakeholder Representative.

11.3.2	The aggregate liability of the Company in respect of all claims under this Deed shall not exceed an amount equal to the aggregate Consideration.

11.4	Commencement of Proceedings

Any claim notified pursuant to Clause 11.1.1 shall (if it has not been previously satisfied, settled or withdrawn) be deemed to be irrevocably withdrawn six months after the notice is given pursuant to Clause 11.1.1 unless legal proceedings in respect of the claim have been commenced by being both issued and served, provided that, in the case of a contingent liability, the six month period shall commence on the date the relevant contingent liability becomes an actual liability and is due and payable.

11.5	Contingent Liabilities

Neither the Company nor any Stakeholder Representative shall be liable under this Deed in respect of any liability which is contingent, unless and until such contingent liability becomes an actual liability and is due and payable.

11.6	Losses

Neither the Company nor any Stakeholder Representative shall be liable under this Deed in respect of any loss of profit, loss of goodwill or any indirect or consequential losses.

11.7	No Double Recovery and No Double Counting

No Party may recover under this Deed or the Transaction Documents or otherwise more than once in respect of the same Losses suffered or amount for which the Party is otherwise entitled to claim (or part of such Losses or amount), and no amount (including any relief) (or part of any amount) shall be taken into account, set off or credited more than once under this Deed or the Transaction Documents or otherwise, with the intent that there will be no double counting under this Deed and the Transaction Documents or otherwise.

11.8	Mitigation of Losses

The Purchaser and the Parent shall procure that all reasonable steps are taken and all reasonable assistance is given to avoid or mitigate any Losses which in the absence of mitigation might give rise to a liability in respect of any claim under this Deed or the Transaction Documents.

11.9	Fraud

None of the limitations contained in this Clause 11 shall apply to any claim under this Deed or the Transaction Documents which arises or is increased, or if and to the extent to which it arises or is increased, as the consequence of, or which is delayed as a result of, fraud by the person that is the subject of such claim.

12.	PURCHASER’S WARRANTIES AND UNDERTAKINGS

12.1	The Purchaser’s Warranties

The Purchaser and the Parent each severally (and not jointly nor jointly and severally) warrants to each of the other Parties in respect of itself only that the statements set out below are true and accurate as at the date of this Deed:

12.1.1	it is validly existing and is duly incorporated under, in respect of the Purchaser, the laws of England and Wales, and in respect of the Parent, the laws of Delaware;

12.1.2	it has the legal right and full power and authority to execute, deliver and perform this Deed and the Transaction Documents to which it is a party;

12.1.3	the Transaction Documents to which it is a party will, when executed, constitute valid and binding obligations on it in accordance with their respective terms;

12.1.4	it has taken or will have taken by the Effective Date all corporate action required by it to authorise it to enter into and perform the Transaction Documents to which it is a party; and

12.1.5	the execution and delivery by it of, and the performance of its obligations under, this Deed and the other Transaction Documents to which it is a party will not:

(a)	result in a breach of any provision of its articles of association, by-laws or equivalent constitutional documents;

(b)	result in a breach of, or constitute a default under, any instrument to which it is a party or by which it is bound and which is material in the context of the Acquisition;

(c)	result in a breach of any order, judgment or decree of any court or governmental agency to which it is a party or by which it is bound, and which is material in the context of the Acquisition; or

(d)

other than as required pursuant to the Regulatory Conditions, require it to obtain any consent or approval of, or give any notice to or make any registration with, any governmental or other authority which has not been obtained or made at the date of this Deed both on an unconditional basis and on a basis which cannot be revoked.

12.2	The Purchaser’s Financing Undertakings

12.2.1	The Purchaser’s obligations under this Deed are not subject to any conditions regarding its or any other person’s ability to obtain financing for the consummation of the Acquisition.

12.2.2

The Purchaser warrants that at the Effective Time it will have the necessary cash resources and/or definitive fundable loan agreements from its financing sources (together, the “Financing Agreements”) which together are sufficient to meet its obligations under this Deed, the Private Treaty SPA and the Scheme.

12.2.3

The Purchaser undertakes to each of the other Parties that it will not, without the prior written consent of the Stakeholder Representatives, terminate or amend or vary any term or condition of the Financing Agreements in any manner which would adversely affect the Purchaser’s ability to fulfil its payment obligations pursuant to this Deed and the Scheme.

12.2.4

In no event shall any Stakeholder Representative have any recourse against or be entitled to seek or obtain any recovery, judgment, monetary damages or injunctive or other relief against any such financing sources under any legal or equitable theory whatsoever (whether in contract, tort or otherwise), including for any alleged damage or loss relating to this Deed or the performance of or failure to consummate any transactions contemplated by it.

12.3	Notification Obligation

The Purchaser shall notify the Company and the Stakeholder Representatives promptly upon becoming aware of any fact, matter or circumstance that may cause any impediment, directly or indirectly, to the Purchaser drawing down such amounts under the terms of the Financing Agreements as shall be necessary to allow the Purchaser to fulfil its payment obligations pursuant to this Deed and the Scheme.

13.	DELIVERABLES

13.1	On the date of this Deed, the Parties shall deliver (or ensure that there is delivered) all those documents respectively listed in relation to that Party in paragraph 1 of Schedule 2.

13.2

On the Effective Date, each of the Parties shall deliver or perform (or ensure that there is delivered or performed) all those documents, items and actions respectively listed in relation to that Party in paragraphs 2 and 3 Schedule 2.

14.	TERMINATION

14.1	This Deed (other than the Surviving Clauses) shall terminate with immediate effect and all rights and obligations of the Parties under this Deed shall cease forthwith, as follows:

14.1.1	if agreed in writing between the Parties; or

14.1.2	upon notice by any Party to the other Parties, if the Effective Time has not occurred on or before 5pm (UK time) on the Long Stop Date.

14.2	Termination of this Deed shall be without prejudice to the rights of any of the Parties which have arisen at or prior to termination.

15.	GUARANTEE OF THE PURCHASER’S OBLIGATIONS

15.1

The Parent unconditionally and irrevocably guarantees to the Company and the Stakeholder Representatives the due and punctual performance and observance by the Purchaser of all its obligations, commitments, undertakings and warranties under or pursuant to this Deed (the “Purchaser’s Guaranteed Obligation”) and agrees that if the Purchaser’s Guaranteed Obligation is or becomes unenforceable, invalid or illegal it shall, as an independent and primary obligation, indemnify the Company and the Stakeholder Representatives immediately on demand against all Losses which the Company and the Stakeholder Representatives suffer through or arising from any act or omission that would be a breach by the Purchaser of the Purchaser’s Guaranteed Obligation if the relevant Purchaser’s Guaranteed Obligation were not unenforceable, invalid or illegal, to the extent of any limit on the liability of the Purchaser in this Deed.

15.2

If and whenever the Purchaser defaults for any reason whatsoever in the performance of the Purchaser’s Guaranteed Obligation, the Parent shall forthwith upon demand unconditionally perform (or procure performance of) and satisfy (or procure the satisfaction of) the Purchaser’s Guaranteed Obligation in the manner prescribed by this Deed and so that the same benefits shall be conferred on the Company and the Stakeholder Representatives as they would have received if the Purchaser’s Guaranteed Obligation had been duly performed and satisfied by the Purchaser.

15.3

This guarantee is to be a continuing guarantee and accordingly is to remain in force until the Purchaser’s Guaranteed Obligation has been performed or satisfied. This guarantee is in addition to and without prejudice to and not in substitution for any rights or security which the Company or the Stakeholder Representatives may now or hereafter have or hold for the performance and observance of the Purchaser’s Guaranteed Obligation.

15.4

As a separate and independent stipulation the Parent agrees that any of the Purchaser’s Guaranteed Obligations (including any moneys payable) which may not be enforceable against or recoverable from the Purchaser by reason of any legal limitation on or of the Purchaser or the dissolution, amalgamation or reconstruction of the Purchaser or any other fact or circumstances (other than any limitation imposed by this Deed) shall nevertheless be enforceable against and recoverable from the Parent as though the same had been incurred by the Parent and the Parent were the sole or principal obligor in respect thereof and shall be performed or paid by the Parent on demand.

15.5	The liability of the Parent under this Clause 15 shall not be affected, impaired, reduced or released by:

15.5.1	any variation of the Purchaser’s Guaranteed Obligations;

15.5.2	any forbearance, neglect or delay in seeking performance of the Purchaser’s Guaranteed Obligation or any granting of time for such performance;

15.5.3	the illegality, invalidity, unenforceability of, or any defect in, any provision of this Deed or the Purchaser’s obligations under this Deed;

15.5.4	any insolvency or similar proceeding; or

15.5.5	any other fact or event which in the absence of this provision would or might constitute or afford a legal or equitable discharge or release or a defence to a guarantor.

16.	CONFIDENTIALITY

16.1	Announcements

With the exception of: (i) the Announcement, which shall be made on the date of this Deed (or on such other date as may be agreed between the Parties); (ii) the Scheme Circular; and (iii) communications by the Company to Shareholders pursuant to or in connection with the Scheme, no announcement, communication or circular in connection with the existence or the subject matter of this Deed or any other Transaction Document shall be made or issued by or on behalf of any Party or any member of the Jacobs Standalone Group or the Purchaser’s Group (as applicable) without the prior written consent of the Parties (such consent not to be unreasonably withheld or delayed). This shall not affect any announcement, communication or circular required by law or any governmental or regulatory body, court order or the rules of any relevant stock exchange, but then only to the extent so required and the Party with an obligation to make an announcement or communication or issue a circular shall consult with the other Parties insofar as is reasonably practicable before complying with such an obligation.

16.2	Confidentiality

16.2.1

Subject to Clauses 16.1 and 16.2.2, from the date of this Deed to the date falling two years after the date of this Deed, each of the Parties shall treat as strictly confidential and not disclose or use any information received or obtained as a result of entering into this Deed or any Transaction Document which relates to:

(a)	the existence and the provisions of this Deed and of any Transaction Document;

(b)	the negotiations relating to this Deed and any Transaction Document; or

(c)

in the case of the Stakeholder Representatives, any information relating to the Group Companies following the Effective Date and any other information relating to the business, financial or other affairs (including future plans and targets) of the Jacobs Standalone Group.

16.2.2	Clause 16.2.1 shall not prohibit disclosure or use of any information if and to the extent:

(a)	the disclosure or use is required by law, any governmental or regulatory body or any stock exchange on which the shares of any Party or its holding company are listed;

(b)	the disclosure or use is required by any Stakeholder Representative in the ordinary course of such Stakeholder Representative’s employment by any Group Company;

(c)	the disclosure or use is required to vest the full benefit of this Deed in the Parties;

(d)	the disclosure or use is required for the purpose of any judicial or arbitral proceedings arising out of this Deed or any Transaction Document;

(e)	the disclosure is reasonably made to a Tax Authority;

(f)

the disclosure is made on a confidential basis to professional advisers or actual or potential debt or equity financiers of any Party or any member of the Jacobs Standalone Group or any member of the Group provided that such persons need to know the information for the purposes of considering, evaluating, advising on or furthering the Acquisition or any matters arising in connection with the Acquisition;

(g)	the information is or becomes publicly available (other than by breach of this Deed);

(h)	the other Parties have given prior written approval to the disclosure or use; or

(i)	the information is independently developed after the Effective Date,

provided that prior to disclosure or use of any information pursuant to Clause 16.2.2(a) or 16.2.2(d), the Party concerned shall, where not prohibited by law, promptly notify the other Parties of such requirement with a view to providing those other Parties with the opportunity to contest such disclosure or use or otherwise to agree the timing and content of such disclosure or use.

17.	OTHER PROVISIONS

17.1	Further Assurances

Each of the Parties shall, and shall use reasonable endeavours to procure that any necessary third party shall, from time to time execute such documents and perform such acts and things as another Party may reasonably require to transfer the Acquisition Shares to the Purchaser on the terms and subject to the conditions of this Deed, the Private Treaty SPA and of the Scheme and to give the other Parties the full benefit of this Deed.

17.2	Whole Agreement

17.2.1

The Transaction Documents contain the whole agreement between the Parties relating to the sale and purchase of the Acquisition Shares to the exclusion of any terms implied by law which may be excluded by contract and supersede any previous written or oral agreement between the Parties in relation to the sale and purchase of the Acquisition Shares.

17.2.2	Each Party acknowledges that, in entering into the Transaction Documents, it is not relying on any representation, warranty or undertaking not expressly incorporated into them.

17.2.3

Each Party agrees and acknowledges that its only right and remedy in relation to any representation, warranty or undertaking made or given in connection with the Transaction Documents shall be for breach of the terms of the Transaction Documents and each of the Parties waives all other rights and remedies (including those in tort or arising under statute) in relation to any such representation, warranty or undertaking.

17.2.4	Nothing in this Clause 17.2 excludes or limits any liability for fraud.

17.3	Assignment

Except as permitted by this Clause 17.3 or as otherwise expressly provided in this Deed, no Party may, without the prior written consent of the other Parties, assign, grant any security interest over, hold on trust or otherwise transfer the benefit of the whole or any part of this Deed, save that the Purchaser may charge and/or assign the benefit of the whole or any part of this Deed to any bank or financial institution or other person by way of security for the purposes of or in connection with the financing or refinancing (whether in whole or in part) by the Purchaser of the acquisition of the Acquisition Shares, provided that any such assignee shall not be entitled to receive under this Deed any greater amount than that to which the assigning Party would have been entitled.

17.4	Third Party Rights

Other than pursuant to Clause 9.12, a person who is not a Party to this Deed has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of, or enjoy any benefit under, this Deed.

17.5	Variation

No variation of this Deed shall be effective unless in writing and signed by or on behalf of each of the Parties.

17.6	Method of Payment and Set Off

17.6.1

Any payments pursuant to this Deed shall be effected by crediting for same day value the account specified by or on behalf of the Party entitled to the payment (reasonably in advance and in sufficient detail to enable payment by telegraphic or other electronic means to be effected) on or before the due date for payment.

17.6.2

Payment of a sum in accordance with this Clause 17.6 shall constitute a payment in full of the sum payable and shall be a good discharge to the payee (and those on whose behalf such payment is made) of the payor’s obligation to make such payment and the payor (and those on whose behalf such payment is made) shall not be obliged to see to the application of the payment as between those on whose behalf the payment is received.

17.6.3

Any payments pursuant to this Deed shall be made in full, without any set off, counterclaim, restriction or condition and without any deduction or withholding (save as may be required by law or as otherwise agreed by the Parties or as expressly set out in this Deed, including (for the avoidance of doubt) Clause 9.4).

17.7	Costs

Except where this Deed provides otherwise (including in respect of the Disclosed Seller Transaction Costs), each Party shall pay all costs and expenses incurred by it in connection with the preparation, negotiation and entry into this Deed and the Transaction Documents or otherwise incurred in connection with the Acquisition.

17.8	Stamp Duty, Fees and Taxes

The Purchaser shall bear the cost of all stamp duty, stamp duty reserve Tax, stamp duty land Tax, any notarial fees and all registration and transfer Taxes and duties or their equivalents in all jurisdictions where such fees, Taxes and duties are payable as a result of the Acquisition. The Purchaser shall arrange the payment of such stamp duty, stamp duty reserve Taxes, stamp duty land Taxes, notarial fees, registration Taxes and all other equivalent fees, Taxes and duties, including fulfilling any administrative or reporting obligation imposed by the jurisdiction in question in connection with such payment.

17.9	Stakeholder Representatives

The Stakeholder Representatives take the benefit of this Deed for themselves as principals and, additionally, as agent and trustee for the benefit of the holders of Acquisition Shares.

17.10	VAT

If any payment under this Deed constitutes the consideration for a taxable supply for VAT purposes, then (i) the recipient shall provide to the payer a valid VAT invoice, and (ii) except where the reverse charge procedure applies, and subject to the provision of a valid VAT invoice in accordance with (i), in addition to that payment the payer shall pay to the recipient any VAT due.

17.11	Notices

17.11.1	Any notice or other communication in connection with this Deed (each, a “Notice”) shall be:

(a)	in writing;

(b)	in English; and

(c)	delivered by hand, recorded or special delivery or courier using an internationally recognised courier company, or email.

17.11.2	A Notice to the Company shall be sent to the following address, or such other person or address as the Company may notify to the other Parties from time to time.

Address: 10 Bressenden Place, London, United Kingdom, SW1E 5DN

Email: [***]

Attention: [***]

With a copy (delivery of which shall not constitute notice) to:

Name: Milbank LLP

Address: 100 Liverpool Street, London EC2M 2AT

Email: [***]

Attention: [***]

17.11.3

A Notice to the Stakeholder Representatives shall be sent to the following address, or such other person or address as the Stakeholder Representatives may notify to the other Parties from time to time.

Address: 10 Bressenden Place, London, United Kingdom, SW1E 5DN

Email:  [***];  [***];  [***]

Attention: [***], [***] and [***]

With a copy (delivery of which shall not constitute notice) to:

Name: Milbank LLP

Address: 100 Liverpool Street, London EC2M 2AT

Email: [***]

Attention: [***]

17.11.4

A Notice to the Parent or the Purchaser shall be sent to the following address, or such other person or address as the Parent or the Purchaser (as applicable) may notify to the other Parties from time to time.

Address: 1999 Bryan Street, Suite 3500, Dallas, TX 75201

Email: [***]

Attention: [***]

With a copy to:

Name: Akin Gump LLP

Address: Eighth Floor, Ten Bishops Square, London E1 6EG

Email: [***]

Attention: [***]

17.11.5	Subject to Clause 17.11.6, a Notice shall be effective upon receipt and shall be deemed to have been received:

(a)	at the time recorded by the delivery company in the case of recorded delivery or special delivery;

(b)	at the time of delivery, if delivered by hand or courier; or

(c)	at time of sending, if sent by email, provided that receipt shall not occur if the sender receives an automated message indicating that the message has not been delivered to the recipient.

17.11.6	A Notice that is deemed by Clause 17.11.5 to be received on a day that is not a Business Day or after 5pm on any Business Day shall be deemed to be received at 9am on the next Business Day.

17.11.7	For the purposes of this Clause 17, all references to time are to local time in the place of receipt.

17.12	Invalidity

17.12.1

If any provision in this Deed shall be held to be illegal, invalid or unenforceable, in whole or in part, the provision shall apply with whatever deletion or modification is necessary so that the provision is legal, valid and enforceable and gives effect to the commercial intention of the Parties.

17.12.2

To the extent it is not possible to delete or modify the provision, in whole or in part, under Clause 17.12.1 then such provision or part of it shall, to the extent that it is illegal, invalid or unenforceable, be deemed not to form part of this Deed and the legality, validity and enforceability of the remainder of this Deed shall, subject to any deletion or modification made under Clause 17.12.1, not be affected.

17.13	Counterparts

This Deed may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. The Parties may enter into this Deed by executing any such counterpart.

17.14	Agreement Prevails

If there is any inconsistency between the provisions of this Deed and those of any other Transaction Document, then the provisions of this Deed shall prevail.

17.15	No Waiver

17.15.1

No failure or delay by any Party in exercising any right or remedy provided under this Deed shall operate as a waiver of it, nor shall any single or partial exercise of any right or remedy preclude any other or further exercise of it or the exercise of any other right or remedy.

17.15.2	Any waiver of a breach of this Deed shall not constitute a waiver of any subsequent breach.

17.16	Governing Law and Submission to Jurisdiction

17.16.1

This Deed and other Transaction Documents which are not expressed to be governed by another law and any non-contractual obligations arising out of or in connection with this Deed and such other Transaction Documents shall be governed by English law.

17.16.2

Each of the Parties irrevocably agrees that the courts of England are to have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Deed and other Transaction Documents and that accordingly any proceedings arising out of or in connection with this Deed and other Transaction Documents shall be brought in such courts.

17.17	Appointment of Process Agent

17.17.1	The Parent hereby irrevocably appoints the Purchaser as its agent to accept service of process in the United Kingdom in any legal action or proceedings arising out of or in connection with this Deed.

17.17.2	The Parent shall inform the Company, the Purchaser and the Stakeholder Representatives in writing of any change of address of such process agent within 14 days of such change.

17.17.3

If such process agent ceases to be able to act as such or to have an address in the United Kingdom, the Parent irrevocably agrees to appoint a new process agent in the United Kingdom and to deliver to the Company and the Stakeholder Representatives within 14 days a copy of a written acceptance of appointment by the process agent.

17.17.4

Nothing in this Deed shall affect the right to serve process in any other manner permitted by law or the right to bring proceedings in any other jurisdiction for the purposes of the enforcement or execution of any judgment or other settlement in any other courts.

SCHEDULE 1

STAKEHOLDER REPRESENTATIVES

	Name	Address
1.	Christian Norris	[***]

2.	Kully Janjuah	[***]

3.	Alan Middleton	[***]

SCHEDULE 2

DELIVERABLES AND ACTIONS

1.	INITIAL DELIVERABLES

On the date of this Deed:

(a)

the Company will deliver to the Purchaser a copy of the resolution of the directors (or duly constituted committee of the directors) of the Company authorising execution by the Company of each of this Deed and the Transaction Documents to which it is a party; and

(b)

the Purchaser will deliver to the Company a copy of the resolution of the directors of the Purchaser authorising the execution by the Purchaser of each of this Deed and the Transaction Documents to which it is a party.

2.	CLOSING DELIVERABLES AND ACTIONS

(a)	On the Effective Date:

(i)

the Company will deliver to the Purchaser a copy of the Private Treaty SPA duly executed by (i) the EBT Trustee and (ii) each Identified Leaver by PA Holdings Limited as attorney for each such Identified Leaver, together with deeds of adherence from all Additional Leavers;

(ii)	the Purchaser will deliver to the Company and the Stakeholder Representatives a copy of the Private Treaty SPA duly executed by the Purchaser and the Parent;

(iii)	the Purchaser will comply with its obligations under Clause 5.8.1 and the Scheme to pay the Scheme Closing Cash Consideration;

(iv)

the Purchaser will comply with its obligations under Clause 5.8.1 and the Scheme to issue such number of Purchaser Rollover Notes to the relevant Sellers as are to be issued by it in accordance with the Scheme (as set out in the Closing Allocation Table);

(v)

the Parent will procure that each applicable member of the Jacobs Standalone Group complies with its obligations under the Scheme to issue such number of Jacobs Rollover Notes to the relevant Sellers as are to be issued by it in accordance with the Scheme, or any put/call option agreement to be entered into pursuant to the Scheme (as set out in the Closing Allocation Table);

(vi)

the Parent will comply with its obligations under Clause 5.8.1 and the Scheme to issue such number of shares of Parent Stock to the relevant Sellers as are to be issued by it in accordance with the Scheme and/or any put/call option agreement to be entered into pursuant to the Scheme (as set out in the Closing Allocation Table);

(vii)

subject to the applicable service providers having provided final invoices for the full amounts thereof, the Purchaser will procure, if and to the extent not paid prior to the Effective Date, the payment by the Company of the Disclosed Seller Transaction Costs (together with any applicable VAT); and

(viii)

the Purchaser and the Parent shall deliver or make available to the Stakeholder Representatives the deed of termination in respect of the Investment Agreement in the Agreed Terms, duly executed by the Investor.

(b)	On the Effective Date, the Company and the Stakeholder Representatives shall deliver or make available to the Purchaser:

(i)

the written resignations of each of the directors identified by the Purchaser to the Stakeholder Representatives in writing from the office as a director of the Company (and each other Group Company of which they are a director) in the Agreed Terms to take effect immediately following the Effective Time; and

(ii)	the deed of termination in respect of the Investment Agreement in the Agreed Terms, duly executed by the Company and the Stakeholder Representatives.

3.	BOARD MEETINGS AND RESOLUTIONS

(a)	On the Effective Date, the Company shall procure that a meeting of the directors (or duly constituted committee of the directors) of the Company is held at which:

(i)	it will be resolved that the Purchaser is registered as holder of the Acquisition Shares in the Company’s register of members; and

(ii)	the resignations of such directors identified by the Purchaser to the Stakeholder Representatives in writing will be tendered and accepted to take effect immediately after the Effective Time,

and shall deliver to the Purchaser copies of the relevant resolutions.

(b)

On or before the Effective Date, the Purchaser shall procure that a meeting of the board of directors of the Purchaser shall be held at which it will be resolved that the Sellers to be issued Purchaser Rollover Notes pursuant to the Scheme are registered as the holders of such Purchaser Rollover Notes.

(c)

On or before the Effective Date, the Parent shall procure that a meeting of the board of directors of each applicable member of the Jacobs Standalone Group shall be held at which it will be resolved that any Sellers to be issued Jacobs Rollover Notes pursuant to the Scheme or any put/call option agreement to be entered into under the terms thereof are registered as the holders of such Jacobs Rollover Notes.

SCHEDULE 3

EXPERT DETERMINATION OF LEAKAGE

1.	If any Disputed Leakage Matters are not agreed within the time period specified in Clause 9.5:

(a)

either the Purchaser or the Stakeholder Representatives may refer the Disputed Leakage Matters to such independent firm of chartered accountants of international repute (or if no such firm is available, such other firm of independent accountants) as may be agreed between them in writing; or

(b)

if the Purchaser and the Stakeholder Representatives are unable to agree on such appointment within 10 Business Days of an appointee being proposed by either the Purchaser or the Stakeholder Representatives for this purpose, then the Purchaser and the Stakeholder Representatives shall make a joint application requesting the President of the Institute of Chartered Accountants in England and Wales (“ICAEW”) to nominate an independent firm of chartered accountants (the “Expert”) under the President’s Nomination Scheme, such application to be made within ten Business Days of such request being made. The Purchaser and the Stakeholder Representatives shall each:

(i)

promptly take all actions necessary to enable submission of a joint application for the nomination of an Expert in accordance with this paragraph 1(b), including completing and signing all forms, indemnities and any other documentation required for the President of the ICAEW to make their nomination;

(ii)

use all reasonable endeavours to agree (and shall not unreasonably withhold or delay their consent to) the terms of engagement with the person nominated to act as Expert in accordance with this paragraph 9(b), including signing any engagement letter or other documentation relating to the Expert’s appointment; and

(iii)	bear equally between them the administration fee or other charges or expenses payable to the ICAEW in connection with the application to nominate the Expert.

2.	The Expert appointed in accordance with paragraph 1 shall act on the following basis:

(a)	the Expert shall act as an expert and not as an arbitrator;

(b)

the Expert’s terms of reference and scope of determination shall be limited exclusively to determining the Disputed Leakage Matters (being (i) whether Leakage has occurred, (ii) the amount thereof; and (iii) the identity of the relevant Scheme Shareholders to whom such Leakage is attributable) and, in determining such matters the Expert shall make its determination based solely on the provisions of this Deed and on the written representations of the Purchaser and the Stakeholder Representatives provided in accordance with paragraph 2(d) below (but only to the extent such written representations support the application of the provisions of this Deed);

(c)

the Expert’s determination of any Disputed Leakage Matters which relate to the quantum of any items of Leakage shall be within the range of such Leakage specified by (on the one hand) the Purchaser and (on the other hand) the Stakeholder Representatives;

(d)

except to the extent that the Purchaser and the Stakeholder Representatives agree otherwise and/or as set out herein and subject to paragraph 4, the Expert shall determine its own procedure but the procedure of the Expert shall:

(i)	give the Purchaser and the Stakeholder Representatives a reasonable opportunity to make written representations and provide written submissions; and

(ii)	require that:

(A)

the Expert simultaneously exchange submissions amongst the Purchaser and the Stakeholder Representatives only once such written submissions have been received from both the Purchaser and the Stakeholder Representatives; and

(B)	any discussions with the Expert only occur in the presence of, in the case of the Purchaser, the Stakeholder Representatives, and in the case of the Stakeholder Representatives, the Purchaser; and

(e)

the Expert’s costs (including any fees and costs of any advisers appointed by the Expert) shall be borne proportionately by the Purchaser (on the one hand) and the Scheme Shareholders to whom the Leakage is attributable, each in accordance with their Leakage Proportion (on the other hand), based on the percentage that the portion of the contested amount not awarded to such person or persons bears to the amount contested by such person or persons, as finally determined by the Expert.

3.	The Parties shall cooperate with the Expert and shall comply with all reasonable requests made by the Expert in connection with the carrying out of its duties.

4.	The Purchaser and the Stakeholder Representatives shall instruct the Expert to:

(a)	make its determination as soon as is reasonably practicable, and in any event within 10 Business Days after receipt of all necessary information from the Purchaser and the Stakeholder Representatives;

(b)	make its determination in writing and include reasons for each relevant determination; and

(c)	send its determination simultaneously to the Purchaser and the Stakeholder Representatives by email to addresses provided by them for the purpose.

5.

The determination of the Expert pursuant to paragraph 4 above shall be final and binding on the Parties in respect of any matter falling within the Expert’s jurisdiction (save in the event of fraud or manifest error, in which case the relevant part of the determination shall be void and the matter shall be referred to another firm of independent accountants on the terms of this Schedule 3 for correction).

6.	Without prejudice to Clause 16, each of the Parties shall, and shall procure that their respective advisers and the Expert shall:

(a)	keep confidential all information and documents provided to them pursuant to this Schedule 3; and

(b)

use or disclose such information and documents solely in connection with the proceedings of the Expert or in defending any claim or argument or alleged claim or argument relating to the Disputed Leakage Matter.

7.

Nothing in this Schedule 3 shall entitle any Party or the Expert access to any information or document that is protected by legal professional privilege or litigation privilege, provided that this paragraph 7 shall not entitle any Party to refuse to disclose such parts of any documents as contain only the facts on which the relevant claim or argument is based.

IN WITNESS of which this document has been executed as a deed on the date which first appears on page 1 above.

Executed as a deed by PA CONSULTING GROUP LIMITED acting by:	) ) ) ) ) )

/s/ John Alexander	Director

/s/ Christian Norris	Director/Secretary

Executed as a deed by CHRISTIAN NORRIS in the presence of: Witness	) ) /s/ Christian Norris )
/s/ Aishani Roy	Signature

Aishani Roy	Name

[***]	Address

[***]

[***]

Senior Civil Servant	Occupation

Executed as a deed by KULLY JANJUAH in the presence of: Witness	) ) /s/ Kully Janjuah )
/s/ Jiten Kachhela	Signature

Jiten Kachhela	Name

[***]	Address

[***]

[***]

Head of Consulting	Occupation

Executed as a deed by ALAN MIDDLETON in the presence of: Witness	) ) /s/ Alan Middleton )
/s/ Ann Middleton	Signature

Ann Middleton	Name

[***]	Address

[***]

Retired	Occupation

Executed as a deed by JACOBS UK HOLDINGS LIMITED acting by:	) ) ) ) )

/s/ Sally Miles	Director, Sally Miles

/s/ Alexander Lane	Director, Alexander Lane

Executed as a deed by JACOBS SOLUTIONS, INC acting by:	) ) ) ) )

/s/ Robert Pragada	Director

/s/ Shannon Miller	Director/Secretary/Authorised Signatory